                                                                   Exhibit 10.10
                            MANUFACTURING AGREEMENT

     This Manufacturing Agreement (this "Agreement") made this 15th day of February, 1996 (the "Effective Date"), by and between Lake Region Manufacturing, Inc. ("Lake Region") a Minnesota corporation with principal place of business at 340 Lake Hazeltine Drive, Chaska, Minnesota 55318, and Nitinol Medical Technologies, Inc. ("NMT") a Delaware corporation, with principal place of business at 263 Summer Street, 7th Floor, Boston, MA 02210-1503.

R E C I T A L S
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     A.   Lake Region has prepared for delivery to NMT all of Lake Region's documentation of the non-filter components of the Simon Nitinol Filter ("SNF") system: Original, Modified and Simplified (straight line), which have been, or are in the process of being, manufactured by Lake Region and sold to NMT pursuant to Manufacturing Agreement of June 30, 1988, as amended and extended, as set forth in Section 1 and in Exhibit A and will be manufactured pursuant to this Agreement.

     B. Lake Region has completed a so-called "Modified" SNF system to be manufactured by Lake Region for the prices and on the terms set forth in Section 2 and in Exhibit B.

     C. Lake Region has completed a so-called "Simplified" (straight line) SNF system to be manufactured by Lake Region for the prices and on the terms set forth in Section 3 and in Exhibit C.

     D. Lake Region and NMT wish Lake Region to manufacture the filter-only product (the "Product") for the prices and on the terms set forth in Section 4 and in Exhibit D starting no later than July 1, 1996.

     E. Lake Region possesses the financial resources, capacity and expertise necessary to manufacture the Product in accordance with the design and specifications that have been, and may in the future be, provided by NMT.

     F. NMT has expressed the possibility of assigning this Agreement to C.R. Bard, Inc. (together with license by NMT to C.R. Bard, Inc. of certain NMT patents). Lake Region has no objection to such an assignment so long as: (i) C.R. Bard, Inc. shall agree in writing to assume and be bound by this Agreement, and any amendments to this Agreement prior to such assignment, and all of the duties and obligations of NMT under this Agreement; and (ii) notice of such assignment and a conformed copy of such assignment and assumption is given to Lake Region at least thirty (30) days prior to the effective date of Bard's assumption of NMT's duties and obligations under this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and benefits herein contained, the parties agree as follows:

     1.   Documentation of SNF Non-filter Components.  Lake Region has made a
          ------------------------------------------
complete itemized breakdown of the drawings, standard operation procedures (SOP's), routers, templates, and fixturing for all of the non-filter components of the SNF systems: Original, Modified and Simplified, which have been, or are in the process of being, manufactured by Lake Region and sold to NMT pursuant to that Manufacturing Agreement of June 30, 1988, as amended and extended (which Agreement expired June 30, 1995) or which will be manufactured pursuant to this Agreement.

     The parties have agreed that Lake Region would prepare such documentation to submit to NMT for reimbursement. NMT will pay to Lake Region XXXXXXXX for such documentation in three equal payments as follows:

          XXXXXXXX on the Effective Date;
          XXXXXXXX three (3) months after the Effective Date; and XXXXXXXX six (6) months after the Effective Date.

     Lake Region will deliver to NMT on the Effective Date the plans, drawings, specifications, SOP's, and everything else comprising the complete documentation developed by Lake Region for all non-filter components, as set forth in Exhibit A.

     2.   Modified SNF System.  Lake Region has completed the "Modified" SNF
          -------------------
system and will discontinue the manufacture of such system for NMT by June 30, 1996, or sooner as agreed between the parties. The prices for the Modified System are set forth in Exhibit B.

     3.   Simplified SNF System.  The "Simplified" system was completed and
          ---------------------
implemented by Lake Region, and accepted by NMT, by November 1, 1995. Lake Region will discontinue the manufacture of the Simplified system and packaging of the non-filter components by June 30, 1996, or sooner as agreed between the parties. The prices for the Simplified System are set forth in Exhibit C. NMT will also pay, on net 30 terms, for all required Lake Region engineering support at a rate of XXXXXXXX per hour, to be verified by Lake Region as to individual engineer, the timing of the work and the subject matter of the project when billed to NMT.

     4.   Manufacturing Requirements/Pricing. Lake Region will manufacture for
          ----------------------------------
NMT, and NMT will purchase from Lake Region, a minimum of seventy-five (75%) percent of NMT's requirements for the Product for NMT sale and distribution both to U.S. and non-U.S. markets for a five (5) year term (the "Term") starting July 1, 1996 and ending June 30, 2001. Lake Region's price to NMT for the Product is set forth in Exhibit D. Such price is "firm" for the first year of the Term with any price increases or decreases thereafter to be determined by the increase or decrease in the XXXXXXXX published by the XXXXXXXX as set forth in Appendix 1. Lake Region will advise NMT, in writing, at least thirty (30) days in advance of any price increase or decrease and the basis for such change.

     NMT agrees to place blanket Purchase Orders and submit forecasts as follows:

     (a) Not less than forty-five (45) days prior to the last day of each Quarter (as hereinafter defined) during the Term, NMT will provide to Lake Region a Purchase Order in the form described in Subsection (b) hereof with respect to the purchase of all the Products to be shipped to NMT during the following Quarter and a non-binding rolling forecast of the number of units of Product to be delivered to NMT pursuant hereto during the three (3) immediately following Quarters. NMT will, on or before June 1, 1996, submit a Purchase Order for the first Quarter of the Term and the forecast for the three (3) Quarters immediately following.

     (b) NMT's Purchase Orders will contain the following information:

          (1)  reference to this Agreement;

          (2)  a description of each Product ordered including the model number;

          (3)  the quantity of each Product ordered;

          (4)  the requested delivery dates for each Product;

          (5) the per unit purchase price as determined in accordance with this Agreement; and

          (6)  shipping instructions.

     (c) Neither NMT's nor any Assignee's Purchase Orders will contain any terms or conditions which are inconsistent with or contradictory to the terms and conditions of this Agreement or which impose any materially different or additional duties and obligations upon Lake Region.

     (d) Lake Region will be obligated to accept any Purchase Order for the Products submitted by NMT hereunder and which conforms to the following terms and conditions:

          (1) Lake Region will maintain the production capacity required to fulfill NMT's unit requirements for quantity increases not to exceed 25% of one-fourth of the annual minimum purchase commitment (set forth in Section 6).

          (2) Unit requirements in excess of 25% of one-fourth of the annual minimum purchase commitment (set forth in Section 6) will require six (6) months written notice and purchase commitment and will necessitate Lake Region's analysis of capacity expansion opportunities available to meet such request. Lake Region will complete its analysis and notify NMT of the results and its decision within thirty (30) days of NMT's request. Agreement of the parties to proceed with the increased unit volume will result in an increase of NMT's annual minimum purchase commitment.

               The adjusted annual minimum purchase commitment for the immediately following twenty-four (24) months of the Term will be ninety percent (90%) of the new annualized quantity.

     Despite any increase of NMT's annual minimum purchase commitment, as set forth above, the minimum unit quantities set forth in Section 6 on the Effective Date will continue to be the baseline for computation of any additional unit quantity increases pursuant to this Subsection 4.(d) during the Term.*

     *Example: Assume NMT elects to increase the third quarter of the first year purchases by orders of 25% (i.e., 437 units plus 1,750 units equals 2,187 units). If, for the second quarter of the second year, it wishes to increase its orders in excess of 25%, the baseline for such increase is 1,925 units.


     Despite these limitations on the contractual right of NMT to increase the minimum unit quantities, Lake Region will use its reasonable best efforts to satisfy NMT's requests for increased quantities.

     Notification periods are measured from the date of NMT written notice and purchase commitment to the agreed to date of shipment.

     Lake Region will not be required to ship any quantity in excess of these guidelines without such required written notice and purchase commitment from NMT. Lake Region and NMT may negotiate a shorter lead-time in the event of change in NMT's forecast. However, such negotiated shorter lead-time will only require Lake Region's reasonable best efforts to meet such requirements and will not be a breach of this Agreement if Lake Region fails to meet such shorter delivery schedules. Additionally, NMT will reimburse Lake Region for the reasonable incremental cost of delivery for any such additional Products due to overtime, expediting receipt of material and similar items, provided that the parties have previously agreed to the amount of such incremental cost.

     (e) NMT agrees to purchase all inventory and all work in process in the event of order cancellation or conversion by NMT to another Product item. In the event change orders are issued requesting delayed delivery, NMT agrees to purchase such inventory within six (6) months from the date of such change order.

     (f) Lake Region is to notify NMT, in writing, of any delay beyond five (5) working days in scheduled delivery, including in the notification a best estimate as to revised delivery date(s).

     5.   Manufacturing Schedule. Lake Region will manufacture and sell, and NMT
          ----------------------
will buy, the following SNF filter products in accordance with the following schedule and prices.

       Filter Products                 Dates                    Prices
       ---------------                 -----                    ------

     Modified SNF System      Now until June 30, 1996     Exhibit B
     Simplified SNF System    Now until June 30, 1996     Exhibit C
     SNF Filter Only          July 1, 1996-June 30, 2001  Exhibit D

     6.   Minimum Purchases. In addition to the obligation that NMT purchase at
          -----------------
least Seventy-five (75%) percent of its Product requirement from Lake Region as set forth in Section 4, above, NMT also agrees to purchase from Lake Region minimum unit quantities of the Product in accordance with the following schedule for each year of the Term:

          XXXXXXXX units in first year (July 1, 1996 - June 30, 1997) XXXXXXXX units in second year (July 1, 1997 - June 30, 1998) XXXXXXXX units in third year (July 1, 1998 - June 30, 1999) XXXXXXXX units in fourth year (July 1, 1999 - June 30, 2000) XXXXXXXX units in fifth year (July 1, 2000 - June 30, 2001)

Quarters of each year end on each September 30, December 31, March 31 and June
30.

Payment by NMT to Lake Region for any shortfall of Product minimums in any year will be handled as follows:

     (a) If NMT has purchased 100% of its Product requirements from Lake Region in the shortfall year, this will cure any shortfall for that year. NMT will furnish to Lake Region its certification and that of C.R. Bard representing and warranting that NMT has purchased 100% of its Product that year from Lake Region and that C.R. Bard has distributed only Lake Region-manufactured Products that year.

     (b) If NMT has purchased in excess of the minimum in any year, that excess will be applied to satisfy, in whole or in part, any shortfall for the year immediately following the excess year.

     (c) If, despite (a) and (b) above, NMT must pay Lake Region for failure to meet its minimum in any year, NMT will pay Lake Region for the shortfall upon invoice from Lake Region within 30 days after the end of the shortfall year.

     (d) NMT will pay Lake Region XXXXXXXX of the XXXXXXXX of the Products multiplied by the number of units of shortfall for failure to meet minimum in any year, after any application of Subsections (a) and (b), above.

     7.   Customer Supplied Material. It will be NMT'S obligation, at its cost,
          --------------------------
to procure and provide to Lake Region, as customer-supplied material, the Nitinol wire and rod stock specified by NMT for the Simon Nitinol Filter. It will further be NMT's obligation to provide the customer-supplied material in sufficient quantities, allowing for anticipated yield, and adequate lead-time so as to support Lake Region's timely manufacture and shipment of NMT product. As a minimum lead-time, Lake Region is to receive the customer-supplied material at time of NMT's purchase order placement with Lake Region.

It will be Lake Region's obligation to provide NMT with a quarterly Inventory Analysis of the customer-supplied material. The Inventory Analysis will include, at a minimum, the following information:

     -    Quantity of such material available for future purchase orders

     -    Quantity of such material in Work-in-Process (WIP)

     - Per Filter unit material requirement based on the previous Quarter's average loss of material throughout the manufacturing process (yield)

     8.   Other Products/Product Revisions.  Lake Region and NMT contemplate
          --------------------------------
that NMT may request Lake Region to manufacture additional NMT products or revised versions of the Product specified in Exhibit D. As agreements are made for any such revisions which are substantial or for additional products the parties will execute a supplement to this Agreement setting forth their mutual agreement on price, delivery terms and other necessary and particular details applicable to such additional products or substantial revisions. Less than substantial revisions to the Products specified in Exhibit D do not require a supplement to this Agreement and will be deemed to be within the definition of the "Product" as and when such Product is manufactured by Lake Region and delivered to NMT. ("Substantial" means: a) any re-engineering of the production tooling or of the manufacturing process, or b) any revision to the Product which requires FDA regulatory approval by a 510(k) or PMA submission.)

     9.   Shipping; Payment Terms. NMT acknowledges and agrees that specific
          -----------------------
confirmed shipping dates may vary in duration depending upon the availability of key materials, but Lake Region will use its reasonable best efforts to meet the shipping schedule set forth in NMT's Purchase Orders. All NMT Purchase Orders will bear shipping schedules for acceptance by Lake Region in writing. If Lake Region, after such acceptance, fails to ship at least eighty (80%) percent of the accepted Purchase Order units in any three (3) consecutive-month period for reasons other than events specified in Section 15 or because NMT has failed to supply in a timely manner sufficient parts which it may from time to time agree to supply for use in manufacturing or packaging the Products, then and in such event, NMT may, upon sixty (60) days written notice to Lake Region, manufacture the Products directly or engage a third party to manufacture the Products; provided that, Lake Region may cure such failure by meeting production requirements, including make up of the three (3) consecutive-month period shortfall, within such sixty (60) day period. Any additional costs to Lake Region to make up any such shortfall, including overtime, extra or expedited shipping costs and similar expenses, will be absorbed by Lake Region without any additional cost to NMT.

     Lake Region may cure any three (3) consecutive-month period shortfall only once during any twelve (12) consecutive-month period. In the event of any subsequent three (3) consecutivemonth period in which Lake Region fails to ship at least eighty (80%) percent of the accepted

Purchase Order units, this failure will reduce the NMT obligation set forth in
Section 4 to purchase at least seventy-five (75%) percent of its Product requirements. Such NMT Product purchase requirements will, instead, for the immediately following twenty-four (24) months of the Term following such shortfall period, become the greater of:

     (a) 100% of NMT Product requirements reduced by the percentage of the Lake Region shortfall for such three (3) consecutive-month period; * or

     (b) Fifty (50%) of NMT Product purchase requirement.

     * Example: 1,000 units accepted with only 600 units shipped; reduces NMT's Product purchase requirement to 60%.

     The NMT minimum purchase requirements set forth in Section 6, above, will, for each of the two years immediately following a three (3) consecutive-month period uncured shortfall, be reduced by the amount of such uncured shortfall.

     9.01 All sales are FOB point of shipment. Shipment will be made by the transportation method specified by NMT where practicable. If no instructions are provided, Lake Region will use its discretion in selecting the appropriate transportation method. Terms of payment are Net 30 days date of invoice.

     9.02 Lake Region will send with each shipment made under this Agreement, a certificate of conformance stating that appropriate inspection and testing has confirmed compliance to all approved specifications for the Products in the shipment.

     10.  Cancellation Pricing. NMT acknowledges that the Product contains
          --------------------
"special materials" peculiar to the Product. NMT agrees that (a) in the event of purchase order cancellations, NMT will purchase all Products "in process" and all "special materials" purchased by Lake Region for use in Products specified by such purchase orders to be shipped up to ninety (90) days subsequent to the date Lake Region receives a written cancellation notice from NMT; and (b) when and if, NMT directs Lake Region to switch production from Modified to Simplified and from Simplified to SNF Filter only, NMT will purchase all obsolete parts and components from Lake Region at Lake Region's cost.

     11.  Confidential Information.  In the performance of this Agreement,
          ------------------------
proprietary information may be disclosed by one party to the other party. NMT and Lake Region agree:

     11.01  Non-disclosure. The receiving party will not disclose to any third
            --------------
party except legal or patent counsel with whom it has an attorney-client privilege, confidential information received from the disclosing party without written permission from the disclosing party. Confidential information includes, but is not limited to, engineering drawings, plans and specifications furnished by either party to the other.

          Only those employees and independent contractors who need to receive confidential information in order to carry out the purposes of this Agreement will have access thereto, and such access will be limited only to so much of the confidential information as is necessary for the particular employee or independent contractor to perform his, her or its function. Notwithstanding anything in this Agreement to the contrary, NMT will treat all engineering drawings, plans and specifications which relate to the Products which are furnished to it by Lake Region as confidential information which may not be given to any other manufacturer or intended manufacturer of the Products during the term of this Agreement. Each party will require any other party who is given access to any part of the confidential information to execute a reasonable and customary form of confidentiality agreement. Any proprietary or confidential information disclosed as a result of this Agreement will be held in confidence for a period of three (3) years after termination of this Agreement.

     Specifically excluded from any requirements of confidentiality by NMT are:

     (a) Any party with whom NMT contracts to manufacture or assemble non-filter components, whether Original, Modified or Simplified, as such non-filter components are identified in Exhibits A, B and C; and

     (b) Any party with whom NMT, after expiration of this Agreement, contracts to manufacture the Products, with respect to such information as was given to NMT by Lake Region during the Term.

     11.02  Designation.  The obligations set forth in Subsection 11.01 above
            -----------
will apply only to information which is disclosed by the disclosing party in writing and marked confidential or which is disclosed by other means, the substance of which is promptly reduced to writing, marked confidential and the writing transmitted to the receiving party.

     11.03  Exceptions. The obligations set forth in Subsection 11.01 above will
            ----------
have no application if the receiving party can establish by competent evidence that:

     (a) Such information was known to the receiving party prior to receipt from the disclosing party.

     (b) Such information was available to the trade prior to its receipt from the disclosing party.

     (c) Such information, through no act on the part of the receiving party, becomes information available to the trade or to the public.

     (d) Such information corresponds in substance to information received in good faith by the receiving party from any third party which was lawfully in possession of and had the right to divulge such.

     (e) Such information was disclosed by the disclosing party without restriction as to confidentiality by issuance of a patent to it, or otherwise.

     (f) Such information was independently developed by an employee or agent of the receiving party subsequent to the receipt of such disclosure as can be established by reasonable proof.

     (g) Such information was disclosed as a matter of necessity by the sale of the Products and any materials involved in the sale, distribution or use of the Products.

     12.    Duties of Lake Region. In addition to the other duties, obligations
            ---------------------
and agreements of Lake Region provided for herein, Lake Region agrees that:

     12.01 Lake Region will manufacture the Products exclusively for NMT during this Agreement and will not manufacture the Products for its own distribution or for third parties for a period of two (2) years after the termination of this Agreement.

     12.02 Lake Region agrees to manufacture the Products or revisions thereof in conformity with the engineering drawings, plans and specifications drawn by Lake Region or NMT and approved in writing by NMT as such engineering drawings, plans and specifications may be amended from time to time. Lake Region warrants that the Products will be free from defects in material and workmanship and that the Products will be manufactured in accordance with current "Good Manufacturing Practices" as required by the Food and Drug Administration ("FDA") and other applicable rules and regulations. Lake Region will, at its sole cost and expense, replace any Products that are not in conformity with the plans and specifications provided by NMT. Lake Region makes no warranty that the Products will be merchantable or fit for any particular purpose. If NMT requests Lake Region to provide engineering drawings, plans and specifications, including amendments to such, the parties agree that such will be approved in writing by NMT before manufacturing and that such approval by NMT will be deemed to constitute NMT the designer, relieving Lake Region from any liability with respect to the design of such drawings, plans, specifications and amendments, with NMT to defend, indemnify and save harmless Lake Region for any claims, liability or damage it may sustain due to design of the Product.

     12.03 Lake Region agrees that in the event of an FDA product recall of the Product or a voluntary recall of the Product resulting from manufacturing/design defects, this Agreement will then require renegotiation between them to reflect the changed market circumstances developing from the adverse effects of such recall.

     12.04 Lake Region agrees to maintain product liability insurance of at least $1,000,000 bodily injury and $300,000 property damage relating to the Products, such policy to provide for thirty (30) days prior written notice to NMT before any material change therein or cancellation. Lake Region further agrees to furnish NMT with a certificate of such insurance upon signing this Agreement.

     13.    Duties of NMT. In addition to the other duties, obligations and
            -------------
agreements of NMT provided for herein:

     13.01 NMT represents and warrants that it has the unencumbered legal right and title to the design of the Product and can validly request manufacturing of the Product by Lake Region.

     13.02 NMT represents and warrants to Lake Region that the Products do not infringe on patents owned or controlled by third parties and agrees to defend, indemnify and hold Lake Region harmless against any and all claims, actions, disputes or threatened actions thereof asserted by third parties because of the alleged patent infringement. NMT will defend and promptly pay Lake Region's cost of defense, including attorneys fees and cost, in the event of such claim or actions. NMT may elect to control the defense of any such litigation.

     13.03 NMT agrees that, in the event that claims arise against Lake Region for personal injuries, death, sickness, disease or property damage, and such claims result from Products purchased by NMT and which are manufactured under this Agreement and which conform to the Product specifications in effect at the time of shipment of said Products by Lake Region to NMT under this Agreement, NMT will defend, indemnify and hold Lake Region harmless from any and all liability arising from any such claims. Excluded from such claims for damages are those claims which are caused by negligence of Lake Region, its subcontractors, suppliers, agents or employees (except for those components which are supplied by NMT or its vendors which may be defective).

     13.04 To protect Lake Region, in part, against any claims above, with respect to which NMT will defend, indemnify and hold Lake Region harmless, NMT will maintain product liability insurance of at least $1,000,000 bodily injury and $300,000 property damage. Such policy will provide for thirty (30) days prior written notice to Lake Region before any change therein or cancellation. NMT further agrees to furnish Lake Region with a certificate of such insurance upon signing of this Agreement.

     NMT must be notified promptly of any such claims and given an opportunity to control the defense thereof.

     14.    Events of Default; Termination. Either party will have the right to
            ------------------------------
terminate this Agreement upon the happening of one or more of the following events and pursuant to one or more of the following conditions or remedies:

     14.01 If the other party, by virtue of court order, consent, decree, force majeure or for any other reason is incapable of fulfilling its obligations hereunder, or fails to cure any material breach in the provision of this Agreement within ninety (90) days after written notice of such material breach and such breach is not cured within that ninety (90) day period; or

     14.02 If the other party pursuant to or within the meaning of any applicable bankruptcy law commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian, trustee, liquidator or receiver for all or substantially all of its property, or makes a general assignment for the benefit of its creditors, or a court of competent jurisdiction enters an order or decree under any applicable bankruptcy law for relief against that party in an involuntary case, or the court appoints a receiver, trustee or similar official for the corporation for all or substantially all of its property or orders the liquidation of the corporation, which order, consent or decree is not removed within ninety (90) days from the date of entry.

     14.03 In the event of breach of this Agreement by either party, such party will be liable to the other only for direct damages actually sustained by the other because of such breach or upon termination and will not be liable for any consequential damages or loss of prospective profits.

     15.    Force Majeure.  In the event that the delay or failure of a party to
            -------------
comply with any obligation created by this Agreement is caused by Force Majeure, that obligation will be suspended during the continuance of the Force Majeure condition. For the purpose of this Agreement, the term "Force Majeure" will mean any event beyond the reasonable control of either or both parties, including, without limitation, fire, flood, riots, strikes, epidemics, destruction of or material damage to plant, war (declared or undeclared), embargoes, and governmental actions or decrees. Lake Region agrees to notify NMT of any impending labor negotiations which may lead to an interruption of supply and to make reasonable best efforts to provide inventory of Products to meet the needs of NMT during a possible work stoppage.

     16.    Miscellaneous.
            -------------

     16.01  Notices. All required or permitted notices are to be in writing and
            -------
may be personally served or may be deposited in the United States mail, postage prepaid, registered or certified airmail; or by overnight service; or by facsimile and addressed to the other party at the address set forth below or at such other address as may be given by notice. Any notice personally served or mailed as set forth above will be deemed to have been given on the date of personal delivery or the date such notice was given or deposited in the United States mail or with the overnight service, as set forth above. Any notices required to be given under this Agreement will be addressed as follows:

     If to Lake Region:

          Lake Region Manufacturing, Inc.
          340 Lake Hazeltine Drive
          Chaska, MN 55318
          Attn: Joseph F. Fleischhacker

     If to NMT:

          Nitinol Medical Technologies, Inc.
          263 Summer Street

          7th Floor
          Boston, MA 02210-1503
          Attn: Thomas Tully

     16.02  Governing Law.  This Agreement is to be governed by, construed and
            -------------
interpreted in accordance with the laws of the State of Minnesota.

     16.03  Arbitration.  The parties agree that any disputes between them which
            -----------
are not resolved by negotiation will be resolved by binding arbitration before the American Arbitration Association pursuant to its Commercial Arbitration Rules, in Minneapolis, Minnesota, before a single arbitrator, to which jurisdiction each agrees to submit.

     16.04  Assignment.  Neither party will assign this Agreement or any of its
            ----------
respective duties and obligations hereunder without the prior express written consent of the other party, provided, however, that: (a) this Agreement may be assigned by either party to any entity that is the successor to all or substantially all of the business and property of such party, and (b) NMT may assign this Agreement, together with license by NMT of certain of its patents, to C.R. Bard, Inc. on the condition that:

     (i) Neither such assignment by NMT of this Agreement, nor any document used by NMT or C.R. Bard, Inc. in affecting purchases of Products from Lake Region, contains any terms or conditions which are inconsistent or contradictory with the terms and conditions of this Agreement or which impose any materially different or additional duties or obligations upon Lake Region; and

     (ii) The requirements of Recital F, above, are complied with:

     16.05  Amendments and Waivers.  Waiver at any time and by any party of
            ----------------------
strict performance of any provision of this Agreement will not constitute nor be deemed to be a waiver of, and will not prejudice, such party's right to require strict performance of the same provision or of any other provision of this Agreement. The terms of this Agreement may only be supplemented, modified or canceled by written amendment executed by both parties.

     16.06  Binding Effect.  This Agreement will be binding upon and will inure
            --------------
to the benefit of the parties hereto and their respective successors and assigns.

     16.07  Severability. In the event that any provision of this Agreement is
            ------------
determined by a court of competent jurisdiction to be unenforceable under applicable law, that provision will, at the election of the party for whom the benefit of the provision is intended, be deleted, but the remaining provisions of this Agreement will remain in full force and effect.

     16.08  Merger. This Agreement contains the entire understanding between the
            ------
parties hereto relating to the Product, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement and will be of no further force and effect.

     16.09  Independent Contractors. The parties hereto are independent
            -----------------------
contractors and nothing contained in this Agreement will be deemed or construed to create the relationship of partnership or joint venture or any association or relationship between the parties other than that of buyer and seller.

     16.10  Exhibits Incorporated by Reference. All Exhibits and Appendix 1 are
            ----------------------------------
attached to this Agreement and are incorporated by reference into this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                              LAKE REGION MANUFACTURING, INC.



                              By:\s\ Joe Fleischhacker
                                 ---------------------
                              Its Chief Executive Officer



                              NITINOL MEDICAL TECHNOLOGIES, INC.



                              By:\s\ Thomas M. Tully
                                 -------------------
                              Its Chief Executive Officer